Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment to the Registration Statement on Form F-1 of Dogness (International) Corporation of our report dated August 28, 2017, with respect to the consolidated balance sheets of Dogness (International) Corporation and subsidiaries as of June 30, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2017, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York
October 10, 2017